EXHIBIT 99.1

Focus Universal Submits Application For NASDAQ Up-Listing

WALNUT, CA Focus Universal, Inc. (OTC: FCUV) ("Focus Universal" or the "Company"), a developer of IOT technologies including its Universal Smart Instrumentation Platform (“USIP”), has submitted its formal application to list the Company's common stock on the NASDAQ Capital Market exchange.

"Being in a position to list our common stock on NASDAQ reflects significant progress that we have made in building our financial and liquidity standards positioning the Company for future growth,” said Desheng Wang, the CEO of Focus Universal.

"We believe up-listing from the OTCQB Market to the NASDAQ Capital Market will increase awareness of Focus Universal in the financial community and provide us with more liquidity and a larger pool of investors." continued Desheng Wang. "A NASDAQ Capital Market listing will help unlock some of the shareholder value we are trying to create.”

Acceptance for listing Company shares is subject to approval, in part, based on the Company's ability to meet minimum listing requirements for the NASDAQ Capital Market. While the Company intends to satisfy all of the applicable listing criteria, no assurance can be given that its application will be approved. During the NASDAQ review process, the Company's common stock will continue to trade on the OTCQB under its current symbol, FCUV.

About the NASDAQ

The NASDAQ Stock Market is global electronic marketplace for buying and selling securities. It was created by the National Association of Securities Dealers ("NASD") to enable investors to trade securities on a computerized, speedy and transparent system. For more about the NASDAQ, go to www.nasdaq.com.

About Focus Universal

Focus Universal Inc. (OTCQB: FCUV) is a Universal Smart Instrumentation Platform (“USIP”) developer and Universal Smart Device (“USD”) manufacturer for the Internet of Things market. The Company’s USIP generalizes instruments into a reusable foundation and architecture-specific components (sensor modules), which together replace the functions of traditional instruments at a fraction of the cost. The USIP has an open architecture and features the ability to connect thousands of sensors and probes from different industries and vendors communicating with the same device. This interoperability and reusability gives Focus Universal a major edge over competitors.

For more information, visit www.focusuniversal.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to securing sufficient funding for the launch of the Universal Smart Device, Universal Smart Instrumentation Platform and related inventions or innovations as well as the continuation and results of the Companies inventions and innovations to meet market expectations, goals, or performance. These and other risks and uncertainties are identified and described in more detail in Focus Universal’s filings with the Securities and Exchange Commission (“SEC”). These filings are available on the SEC's website at www.sec.gov. Focus Universal undertakes no obligation to publicly update or revise any forward-looking statements.

Contact Information

Corporate:

Desheng Wang

Focus Universal

Phone: +1 (626) 272-3883

Email: ir@focusuniversal.com

Investor Relations:

Hayden IR

917-658-7878

FCUV@haydenir.com